Exhibit 2.3

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Sinovac Biotech Ltd. (the “Company”) is an Antiguan company (Company No. 11949) with limited liability and its affairs are governed by its articles of incorporation and by-laws and the International Business Corporations Act. Prior to February 22, 2019, the Company’s common shares was listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SVA.” Since February 22, 2019, trading of the Company’s common shares on Nasdaq has been halted. The Company’s common shares and preferred share purchase rights (collectively, the registered securities”) are registered under Section 12 of the Exchange Act.

This exhibit contains a description of the rights of the holders of the registered securities of the Company.

Common Shares

The following are summaries of material provisions of the Company’s Articles of Incorporation, By-laws and the International Business Corporations Act insofar as they relate to the material terms of the Company’s common shares. Notwithstanding this, because it is a summary, it may not contain all the information that investors may otherwise deem important. For more complete information, investors should read the entire Articles of Incorporation and By-laws of the Company, which have been filed with the annual report on Form 20-F of the Company with the Securities and Exchange Commission (File No. 001-32371), and any amendment thereto.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each of the Company’s common shares has par value of $0.001 per share. All of the outstanding common shares of the Company are fully paid and non-assessable. The common shares are issued in registered form. The respective number of common shares that were issued as of the last day of the fiscal year as report on the annual report on Form 20-F is provided on the cover of such Form 20-F publicly filed by the Company with the United States Securities and Exchange Commission (the “SEC”) (the “Company’s Form 20-F”). Holders of common shares are entitled to receive share certificates. The Company’s holders of common shares who are non-residents of Antigua may freely hold and vote their common shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of the Company’s common shares do not have preemptive right.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Voting Rights” of the Company’s Form 20-F.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Common Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the Company’s Form 20-F with respect to the dividend rights and the rights to share the Company’s profits, voting rights, right to share in any surplus in the event of liquidation, redemption provisions, sinking fund provisions, liability to further capital calls by the Company and any provision discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Variation of Rights of Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law—Variation of Rights of Shares” of the Company’s Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Limitations on the Rights to Own Shares” of the Company’s Form 20-F.

Rights of Non-resident or Foreign Shareholders  (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law—Rights of Non-resident or Foreign Shareholders” of the Company’s Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law—Anti-takeover Provisions in the By-laws” of the Company’s Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Ownership Threshold” of the Company’s Form 20-F.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law” of the Company’s Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Changes in Capital” of the Company’s Form 20-F.

Series B Preferred Shares

The Series B Preferred Shares rank senior to the Company’s common shares, series A junior participating preferred shares, par value $0.001 per share, and series C junior participating preferred shares, par value $0.001 per share, and junior to all series or any other class of the Company’s preferred shares, except to the extent that any such other series or class specifically provides that it will rank on a parity with or junior to the Series B Preferred Shares.

With respect to the rights of holders of the Company’s series B preferred Shares, see “Item 10. Additional Information—B. Memorandum and Articles of Association—Series B Preferred Shares” of the Company’s Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

With respect to the preferred share purchase rights granted by the Company to each holder of the Company’s common shares, see (i) “Item 10. Additional Information—B. Memorandum and Articles of Association—Rights Agreement” of the Company’s Form 20-F and (ii) Form 8-A (file no. 001-32371) and

Amendment No. 1 to Form 8-A (file no. 001-32371) filed by the Company with the SEC on February 22, 2019 and February 21, 2020, respectively, and any subsequent amendments to Form 8-A the Company may file from time to time.

American Depositary Shares (Item 12.D of Form 20-F)

Not applicable.

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